Exhibit (d)(4)

                              SUB-ADVISORY CONTRACT

                            WHITEHALL HIGH YIELD FUND
                                   a series of
                              Whitehall Funds Trust

                                                     September 14, 2000
                                                     As amended January 30, 2001

Fountain Capital Management, L.L.C.
10801 Mastin Boulevard, Suite 218
Overland Park, Kansas 66210


Dear Sirs:

            The Whitehall High Yield Fund (the "Fund") is one of the investment portfolios of Whitehall Funds Trust (the "Trust"), an open-end management investment company, which was organized as a business trust under Delaware laws. The Trust's shares of beneficial interest may be classified into series in which each series represents the entire undivided interests of a separate portfolio of assets. This Sub-Advisory Contract regards certain services to be provided in connection with the management of the Fund, on whose behalf Whitehall Asset Management, Inc. ("the Adviser") enters into this Contract.

            The Trustees of the Trust have approved the Adviser to provide overall investment guidance and policy direction in connection with the management of the Fund and to provide certain other services, under the terms and conditions provided in the Master Investment Advisory Contract and Investment Advisory Contract Supplement between the Trust and IBJ Whitehall Bank and Trust Company ("IBJ Whitehall"), and the Assumption Agreement between the Trust, IBJ Whitehall and the Adviser (collectively, the "Advisory Contract"). The Adviser and the Trustees have selected Fountain Capital Management, L.L.C. (the "Sub-Adviser") to provide the Adviser and the Fund with the advice and services set forth below and the Sub-Adviser is willing to provide the Adviser and the Fund with the advice and services, subject to the review of the Trustees and overall supervision of the Adviser, under the terms and conditions hereinafter set forth. Accordingly, the Adviser agrees with the Sub-Adviser as follows:

            1. DEFINITIONS AND DELIVERY OF DOCUMENTS. All references herein to this Contract shall be deemed to be references to this Contract as it may from time to time be amended. The Trust engages in the business of investing and reinvesting the assets of the Fund in the manner and in accordance with the investment objective and restrictions specified in the Trust's Declaration of Trust, dated August 25, 1994 (the "Declaration of Trust"), and the Trust's
Registration Statement, as amended from time to time (the "Registration Statement"), filed by the Trust under the Investment Company Act of 1940 (the "1940 Act") and the Securities Act of 1933 (the "1933 Act"). Copies of the documents referred to in the preceding sentence have been furnished to the Sub-Adviser. Any amendments to those documents shall be furnished to the Sub-Adviser promptly.

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            2.   REPRESENTATIONS.   The   Sub-Adviser  is  registered  with  the
Securities and Exchange Commission (the "SEC") as an investment adviser pursuant to Section 203 of the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and agrees to maintain such registration during the term of this Contract.

            3. SUB-ADVISORY SERVICES.

               (i) The Sub-Adviser shall act as sub-adviser of the Fund under the terms of this Contract and will use its reasonable best efforts to provide to the Fund a continuing and suitable investment program consistent with the investment objectives, policies and restrictions of the Fund, as set forth in the Trust's Declaration of Trust, the Registration Statement, the applicable law and provisions of the Internal Revenue Code of 1986, as amended, relating to regulated investment companies, subject to policy decisions adopted by the Trust's Board of Trustees and disclosed to the Sub-Adviser, and will take any such actions as it may in its opinion deem necessary or desirable for or incidental to any such purposes.

               (ii) The Sub-Adviser will also, at its own expense:

                    (a)  furnish  the  Trust and the  Adviser  with  advice  and
               recommendations,   consistent  with  the  investment  objectives,
               policies and restrictions of the Fund;

                    (b) subject to such  reasonable  consultation as the Adviser may request, determine which investments of the Fund should be purchased, held or disposed of and what portion of such Assets, if any, should be held in cash or cash equivalents, and the rationale for those determinations;

                    (c) furnish the Adviser with a quarterly  report  concerning market overview, performance analysis and trading activity;

                    (d) subject to the supervision of the Adviser,  maintain and preserve certain records pursuant to Rule 31a-1 and Rule 31a-2. The Sub-Adviser agrees that such Trust records are the property of the Trust and that such Trust records or copies thereof will be surrendered to the Trust promptly upon request therefor;

                    (e) give instructions in the form of trade tickets representing purchases and sales of the Fund's portfolio securities to the Adviser via facsimile transmission no later than trade date plus one; and

                    (f) cooperate generally with the Trust and the Adviser so far as the Sub-Adviser is able to provide information necessary for the preparation of registration statements and periodic reports to be filed with the SEC, including Forms N-1A and N-SAR,
               periodic   statements,   shareholder   communications  and  proxy
               materials furnished to holders of shares of the Fund, filings with state "blue sky" authorities and with United States and foreign agencies responsible for tax matters, and other reports and filings of like nature.
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               (iii) No  provision  of this  Contract  may be  changed,  waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or
termination  is  sought,   and  no  amendment,   transfer,   assignment,   sale,
hypothecation  or pledge of this Contract  shall be effective  until approved by
(a) the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Adviser, of the Sub-Adviser or of the Trust (other than as Trustees), cast in person at a meeting called for the purpose of voting on such approval, and (b) a majority of the outstanding voting securities of the Fund; provided, however, that such approval shall be evidenced by a resolution of the entire Board of Trustees and of the Trustees who are not interested persons of the Adviser, of the Sub-Adviser or of the Trust (other than as Trustees); and provided further that such resolutions shall be sent to the Sub-Adviser by facsimile and confirmed in writing by letter.

               (iv) All transactions in investments shall be subject to the rules, regulations and customs of the exchange or market and/or clearing house through which the transactions are executed and to all Applicable Law, and, if there is any conflict between any such rules, customs, law and the provisions of this Contract the former shall prevail.

               (v) The Sub-Adviser may not, without specific instruction in writing (and in compliance with the applicable policies and restrictions of the Fund set forth in its Registration Statement), borrow on the Adviser's behalf or commit the Adviser to a contract (other than a trade ticket).

               (vi) The Sub-Adviser has the right under this Contract to act for more than one client collectively (including the Adviser) in any one transaction or series of transactions without prior reference to the Adviser.

            4. THE SUB-ADVISER.

               (i) The Sub-Adviser shall be entitled to instruct such brokers and other agents as it may decide. The Sub-Adviser may (and any such broker or sub-agent may) execute transactions on the Fund's behalf without prior disclosure to the Adviser of the fact that in doing so, it is or may be dealing with or in circumstances involving an affiliate of the Sub-Adviser; provided, however, that (a) the Sub-Adviser will not do business with nor pay commissions to any affiliate in any portfolio transaction where an affiliate acts as principal; (b) in purchasing investments for the Fund, neither the Sub-Adviser nor any of its directors, officers or employees will act as principal or agent or receive any commissions; and (c) the Sub-Adviser shall use its best efforts to obtain execution and pricing within the policy guidelines, if any, determined by the Trustees and set forth in the Registration Statement. The Sub-Adviser shall not be under any duty to account to the Adviser for any profits or other benefits received by the Sub-Adviser or any affiliate as a result of such transactions.

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
               (ii) Should the Sub-Adviser deem it appropriate to match the Fund's order with that of another client by acting as agent for each party, prior written consent from both parties will be obtained before the transaction is effected.

               (iii) The Sub-Adviser may effect transactions with or through the agency of another person with whom it has an arrangement under which that person will from time to time provide to, or procure for, the Sub-Adviser services or other benefits the nature of which are such that their provision results, or is designed to result, in an improvement of the Sub-Adviser's performance in providing services for its clients and for which the Sub-Adviser makes no direct payment but instead undertakes to place business (including business on behalf of the Adviser) with that person. All such transactions effected for the Adviser will, however, secure best execution, provided, however, that the Sub-Adviser may cause the Fund to pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of either that particular transaction or the Sub-Adviser's overall responsibilities with respect to the Adviser and the Fund and to other clients as to which the Sub-Adviser exercises investment discretion.

               (iv) The Sub-Adviser shall not knowingly recommend that the Fund purchase, sell or retain securities of any issue in which the Sub-Adviser or any of its affiliated persons has a financial interest, except in instances in which the Sub-Adviser fully discloses in writing to the Adviser the nature of its financial interest prior to purchase, sale or retention. It shall be the duty of the Adviser to notify the Trustees of the Fund of these financial interests.

               (v) The Adviser authorizes the Sub-Adviser to disclose any information which it may be required to disclose under this Contract, the Applicable Law, the rules and regulations of the SEC or of any market on which an investment is acquired.

               (vi) Nothing herein contained shall prevent the Sub-Adviser or any of its affiliated persons or associates from engaging in any other business or from acting as investment adviser or sub-adviser for any other person or entity, whether or not having investment policies similar to the Fund so long as its services to the Trust are not impaired thereby. The Sub-Adviser shall be deemed to be an independent contractor and shall have no authority to act for or represent the Adviser or Trust in any way or otherwise be deemed an agent to the Adviser or the Trust.

               (vii) The Sub-Adviser will pay the cost of maintaining the staff and personnel necessary for it to perform its obligations under this Contract, the expenses of office rent, telephone and other facilities it is obligated to provide in order to perform the services specified in Sections 3 and 4 and any other expenses incurred by it in connection with the performance of its duties hereunder.

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
               (viii) The Sub-Adviser will not be required to pay any expenses which this Contract does not expressly state shall be payable by it. In particular, and without limiting the generality of the foregoing but subject to the provisions of Section 4(vii), the Sub-Adviser will not be required to pay;

                    (a) the  compensation and expenses of Trustees of the Trust, and of independent advisers, independent contractors, consultants, managers, and other agents employed by the Trust other than through the Sub-Adviser;

                    (b) legal,  accounting and auditing fees and expenses of the
               Fund;

                    (c) the fees or disbursements of the custodian, the transfer agent and the dividend disbursing agent;

                    (d) stamp and other duties, taxes, impositions, governmental fees, and fiscal charges of any nature whatsoever, assessed against the Fund's assets and payable by the Trust;

                    (e) the cost of preparing and mailing dividends, distributions, reports, notices and proxy materials to shareholders, except that the Sub-Adviser shall bear the costs of providing the services referred to in Sections 3 and 4;

                    (f) brokers' commissions and underwriting fees; and

                    (g) the  expense of periodic  calculations  of the net asset value of the Fund's shares.

            5. FURTHER PROVISIONS.

               (i) The Sub-Adviser enters into this Contract for itself. The Adviser includes the Adviser's successors in title or personal representatives as the case may be.

               (ii) This Contract shall automatically terminate in the event of its assignment or upon the termination of the Advisory Contract with the Fund, and the Adviser shall immediately notify the Sub-Adviser of such termination.

               (iii) If any provision of this Contract is or becomes invalid or contravenes any applicable law, the remaining provisions shall remain in full force and effect.

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

            6. CLIENT MONEY AND CUSTODY.

            The Sub-Adviser will not hold any client money on behalf of the Adviser.

            The Sub-Adviser shall not be the registered holder, or custodian, of Investments or documents of title relating thereto.

            7. INSTRUCTIONS AND COMMUNICATIONS. Instructions may be given by the Adviser in writing (by letter or facsimile or telex with correct answer back) or by telephone unless it is required under an express provision of this Contract for instructions to be given in writing. The Adviser shall give written instructions to the Sub-Adviser at its Registered Office. The Sub-Adviser shall communicate with the Adviser in writing or by telephone except when it is required to communicate in writing (by letter or facsimile or telex with correct answer back) either under this Contract or in accordance with applicable law. The Sub-Adviser shall be required to communicate instructions in the form of trade tickets by facsimile in accordance with Section 3(ii)(e) hereof. The Sub-Adviser shall communicate with the Adviser at the address last notified to the Sub-Adviser. The Adviser shall be entitled to rely on the instructions of any person who is listed on Appendix I and may assume the genuineness of all signatures and the authenticity of all instructions and communications unless the Adviser had reason to know such signatures, instructions or communications were unauthorized. All trade tickets representing purchases and sales of the Fund's portfolio securities shall be signed by at least two such persons listed on Appendix I.

            8. FEES AND EXPENSES. In consideration of the services to be rendered, facilities furnished and expenses paid or assumed by the Sub-Adviser under this Contract, the Adviser shall pay the Sub-Adviser a monthly fee at the annual rate of up to 0.375% of the average net assets of the Fund managed by the Sub-Adviser.

            If the fees payable to the Sub-Adviser pursuant to this paragraph 8 begin to accrue before the end of any month or if this Contract terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fees, the value of the net assets of the Fund shall be computed in the manner specified in the Registration Statement for the computation of net asset value.

            Notwithstanding the foregoing, if the Adviser determines to waive any part of the fee paid to it by the Fund, the fee paid to the Sub-Adviser hereunder may be reduced proportionately.

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
            9. LIMITATION OF LIABILITY OF SUB-ADVISER.

            The Trust shall expect of the Sub-Adviser, and the Sub-Adviser will give the Trust the benefit of, the Sub-Adviser's best judgment and efforts in rendering its service to the Trust under this contract, and in consideration of the Sub-Adviser's undertaking these services, the Sub-Adviser shall not be liable hereunder for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, the Sub-Adviser against any liability to the Trust or to the Trust's security holders to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Sub-Adviser's duties hereunder, or by reason of the Sub-Adviser's reckless disregard of its obligations and duties hereunder.

            10. FORCE MAJEURE. The Sub-Adviser shall not be in breach of this Contract if there is any total or partial failure of performance of its duties and obligations occasioned by any act of God, fire, act of government or state, war, civil commotion, insurrection, embargo, inability to communicate with market makers for whatever reason, failure of any computer dealing system, prevention from or hindrance in obtaining any raw materials, energy or other supplies, labor disputes of whatever nature or any other reason (whether or not similar in kind to any of the above) beyond the Sub-Adviser's control, provided the Sub-Adviser has made every reasonable effort to overcome such difficulties.

            11. NO PARTNERSHIP OR JOINT VENTURE. The Trust, the Adviser and the Sub-Adviser are not partners of or joint venturers with each other and nothing herein shall be construed so as to make them such partners or joint ventures or impose any liability as such on any of them.

            12. TERMINATION.

               (i) This Contract shall become effective upon the above date, and shall thereafter continue in effect; provided that this Contract shall continue in effect for a period of more than two years only as so long as the continuance is specifically approved at least annually by (a) a majority of the Trustees of the Trust who are not interested persons of the Adviser, the Sub-Adviser or the Trust (other than as Trustees), cast in person at meeting called for the purpose of voting on such approval, and (b) either (i) the Trustees of the Trust, or
(ii) a majority of the outstanding voting securities of the Fund. This Contract may, on 60 days' written notice, be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, by vote of a majority of the outstanding voting securities of the Trust, by the Adviser or by the
Sub-Adviser. Termination shall not affect any action taken by the Sub-Adviser permitted under this Contract prior to the date of termination or any warranty or indemnity given by the Adviser under this Contract or implied by law.

               (ii) On termination by either party the Sub-Adviser shall be entitled to receive from the Adviser all fees, costs, charges and expenses accrued or incurred under this Contract up to the date of termination.

               (iii) If the Adviser terminates this Contract, it shall be subject to a proportion of the annual fee corresponding to the proportion of the year that has expired when this Contract is terminated.

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
            13. CAPTIONS. The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Contract may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            14. GOVERNING LAW. This Contract shall be construed in accordance with laws of the State of New York and the applicable provision of the 1940 Act and the Advisers Act. As used herein the Terms "affiliated person", "assignment", "interested person", and "vote of majority of the outstanding voting securities" shall have the meaning set forth in the 1940 Act.

            15. PERSONAL LIABILITY. The Trust's Declaration of Trust is on file with the Secretary of State of Delaware. The obligations of the Trust are not personally binding upon, nor shall resort be had to the private property of, and of the Trustees, shareholders, officers, employee or agents of the Trust, but only the Trust's property shall be bound.

                                  Yours very truly,

                                  WHITEHALL ASSET MANAGEMENT, INC.


                                  By: /S/ JOSEPH E. BRESLIN
                                      ---------------------
                                  Title: Senior Managing Director



The foregoing Contract
  is hereby agreed to as
  of the date hereof

FOUNTAIN CAPITAL MANAGEMENT, L.L.C.


By:  /S/ LARRY H. POWELL
     --------------------
Title:  Manager

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
                                   SCHEDULE 1
                                   DEFINITIONS


         In this Contract the following expressions shall have the following meaning unless the context otherwise requires:

         "Applicable Law"

                  means shall applicable laws and regulations of the jurisdiction in which the Sub-Adviser is domiciled and of the Securities and Exchange Commission of the United States of America, and of any governmental or self-regulatory organization of which the Sub-Adviser is a member, each as from time to time amended;

         "Assets"

                  means Investments of the Fund deposited by or on behalf of the Adviser pursuant to which this Sub-Advisory Contract relates;

         "Fund"

                  means the  separate  portfolio of Assets of the Trust on whose
                  behalf  the  Adviser  has  entered   into  this   Sub-Advisory
                  Contract;

         "Investment"

                  means any asset, right or interest in respect of property of any kind held by the Fund;

         "Registered Office"

                  [address, telephone number and fax number of Sub-Advisor]

         "Series"

                  means the series of shares of beneficial interest representing undivided interests in the Trust's investment portfolios, including the Fund.

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
                                   APPENDIX I

                            AUTHORIZED SIGNATORY LIST

The following persons are authorized to give instructions on behalf of the Sub-Adviser to the Adviser:

       NAME                        SIGNATURE                   POSITION
       ----                        ---------                   ---------

Douglas E. Campbell         /s/ Douglas E. Campbell         Manager

Larry H. Powell             /s/ Larry H. Powell             Manager

Zachary A. Hamel            /s/ Zachary A. Hamel            Investment Analyst

H. Kevin Birzer             /s/ H. Kevin Birzer             Manager


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